UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

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LANDEC CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER 9, 2014

TO THE STOCKHOLDERS OF LANDEC CORPORATION:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Landec Corporation (the “Company”) will be held on Thursday, October 9, 2014, at 1:30 p.m., local time, at Seaport Conference Center, 459 Seaport Court, Redwood City, CA 94063 for the following purposes:

1.

To elect four directors to serve for a term expiring at the Annual Meeting of Stockholders held in the second year following the year of their election and until their successors are duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending May 31, 2015;

3.	To approve a non-binding advisory proposal on executive compensation; and

4.	To transact such other business as may properly come before the meeting or any postponement or adjournment(s) thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on August 15, 2014, are entitled to notice of and to vote at the meeting and any adjournment(s) thereof.

All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, and date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose or vote your shares by telephone or via the Internet.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Geoffrey P. Leonard

GEOFFREY P. LEONARD

Secretary

Menlo Park, California

September 8, 2014

IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE OR VOTE YOUR SHARES BY TELEPHONE OR VIA THE INTERNET. IF A QUORUM IS NOT REACHED, THE COMPANY MAY HAVE THE ADDED EXPENSE OF RE-ISSUING THESE PROXY MATERIALS. IF YOU ATTEND THE MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON. THANK YOU FOR ACTING PROMPTLY.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER 9, 2014

____________________

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of the Board of Directors of Landec Corporation, a Delaware corporation (“Landec” or the “Company”), for use at the annual meeting of stockholders (the “Annual Meeting”) to be held on Thursday, October 9, 2014, at 1:30 p.m., local time, or at any postponement or adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at Seaport Conference Center, 459 Seaport Court, Redwood City, CA 94063. The telephone number at that location is (650) 482-3500.

The Company’s principal executive offices are located at 3603 Haven Avenue, Menlo Park, California 94025. The Company’s telephone number at that location is (650) 306-1650.

Solicitation

These proxy solicitation materials are to be mailed on or about September 8, 2014 to all stockholders entitled to vote at the meeting. The costs of soliciting these proxies will be borne by the Company. These costs will include the expenses of preparing and mailing proxy materials for the Annual Meeting and the reimbursement of brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company’s common stock, par value $0.001 per share (the “Common Stock”). The Company may conduct further solicitation personally, telephonically or by facsimile through its officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation.

Important Notice Regarding the Availability of Proxy Materials for the

Stockholder Meeting to Be Held on October 9, 2014.

This Proxy Statement and the Company’s Annual Report to Stockholders are available at

http://landec.com/proxy

You may also find a copy of this Proxy Statement and our Annual Report (with exhibits) on the SEC website at http://www.sec.gov. We will, upon written request and without charge, send you additional copies of our Annual Report (without exhibits) and this Proxy Statement. To request additional copies, please send your request by mail to Gregory S. Skinner, Chief Financial Officer, Landec Corporation, 3603 Haven Avenue, Menlo Park, CA 94025 (telephone number: (650) 306-1650). Exhibits to the Annual Report may be obtained upon written request to Mr. Skinner and payment of the Company’s reasonable expenses in furnishing such exhibits.

Voting Procedure

You may vote by mail.

To vote by mail, please sign your proxy card and return it in the enclosed, prepaid and addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct.

You may vote in person at the Annual Meeting.

We will pass out written ballots to anyone who wants to vote at the Annual Meeting. Holding shares in “street name” means your shares of stock are held in an account by your stockbroker, bank or other nominee, and the stock certificates and record ownership are not in your name. If your shares are held in “street name” and you wish to attend the Annual Meeting, you must notify your broker, bank or other nominee and obtain proper documentation to vote your shares at the Annual Meeting.

You may vote by telephone or electronically.

You may submit your proxy by following the Vote by Phone instructions accompanying the proxy card. Also, you may vote online by following the Vote by Internet instructions accompanying the proxy card.

You may change your mind after you have returned your proxy card.

If you change your mind after you return your proxy card or submit your proxy by telephone or Internet, you may revoke your proxy at any time before the polls close at the Annual Meeting. You may do this by:

●	signing and returning another proxy card with a later date, or

●	voting in person at the Annual Meeting.

Voting

Holders of Common Stock are entitled to one vote per share.

Votes cast in person or by proxy at the Annual Meeting will be tabulated by the Inspector of Elections. The Inspector of Elections will also determine whether or not a quorum is present. A majority of the shares entitled to vote, represented either in person or by proxy, will constitute a quorum for the transaction of business. The Inspector of Elections will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

If a broker indicates on the enclosed proxy or its substitute that it has not received voting instructions with respect to shares held in “street name” with such broker and either (i) does not have discretionary authority as to certain shares to vote on a particular matter or (ii) has discretionary voting authority but nevertheless refrained from voting on the matter (“broker non-votes”), those shares will be counted for purposes of determining the presence of a quorum, but will not be considered as voting with respect to that matter.

Proposal No. 1 – Election of directors: Each director is elected by a majority of the votes cast with respect to such director. Any votes “withheld” for a particular director are effectively votes against that director. Shares present and not voted, whether by broker non-vote, abstention or otherwise, will have no effect on this vote.

Proposal No. 2 – Ratification of independent registered public accounting firm: This proposal must be approved by a majority of the shares present and voted on the proposal. Shares present and not voted, whether by broker non-vote, abstention or otherwise, will have no effect on this vote.

Proposal No. 3 — Advisory (non-binding) vote on executive compensation:  This advisory proposal will be approved if a majority of the shares present and voted on the proposal are voted in favor of the resolution. Shares present and not voted, whether by broker non-vote, abstention or otherwise, will have no effect on this advisory vote.

Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted FOR the election of the director nominees proposed by the Board of Directors; FOR the ratification of the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending May 31, 2015; FOR the advisory vote on executive compensation; and as the proxy holders deem advisable on other matters that may come before the meeting or any adjournment(s) thereof, as the case may be, with respect to the item not marked. Broker non-votes will not be considered as voting with respect to these matters.

Record Date and Share Ownership

Only stockholders of record at the close of business on August 15, 2014, are entitled to notice of, and to vote at, the Annual Meeting. As of August 15, 2014, 26,841,722 shares of the Company’s Common Stock were issued and outstanding.

Deadline for Receipt of Stockholder Proposals for the Company’s Annual Meeting of Stockholders in 2015

If any stockholder desires to present a stockholder proposal at the Company’s 2015 Annual Meeting of Stockholders, such proposal must be received by the Secretary of the Company no later than May 11, 2015, in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

Householding of Proxy Materials

Some companies, brokers, banks, and other nominee record holders participate in a practice commonly known as “householding,” where a single copy of our Proxy Statement and Annual Report is sent to one address for the benefit of two or more stockholders sharing that address. Householding is permitted under rules adopted by the SEC as a means of satisfying the delivery requirements for proxy statements and annual reports, potentially resulting in extra convenience for stockholders and cost savings for companies. We will promptly deliver a separate copy of either document to you if you contact our Chief Financial Officer at the address listed above or call us at (650) 306-1650. If you are receiving multiple copies of our Proxy Statement and Annual Report at your household and wish to receive only one, please notify your bank, broker, or other nominee record holder, or contact our Chief Financial Officer at the address listed above.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominees

The Company’s Bylaws currently provide for no fewer than six (6) and no more than ten (10) directors, and the Company’s Certificate of Incorporation provides for the classification of the Board of Directors into two classes serving staggered terms. Each Class 1 and Class 2 director is elected for a two-year term, with the Class 1 directors elected in even numbered years (e.g., 2014) and the Class 2 directors elected in odd numbered years (e.g., 2015). Accordingly, at the Annual Meeting four (4) Class 1 directors will be elected.

The Board of Directors has nominated the persons named below to serve as Class 1 directors until the 2016 Annual Meeting, at which their successors will be elected and qualified. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company’s four (4) nominees named below, all of whom are presently directors of the Company. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders. Assuming a quorum is present, the four (4) nominees for director receiving at least a majority of votes cast at the Annual Meeting will be elected.

Nominees for Class 1 Directors

Name of Director	Age	Principal Occupation	Director Since

Gary T. Steele	65	President, Chief Executive Officer and Chairman of the Board of Directors of the Company	1991
Frederick Frank	82	Chairman, Burrill Securities	1999
Steven Goldby	74	Partner, Venrock	2008
Catherine A. Sohn	61	Retired Senior Executive Glaxo Smith Kline	2012

Except as set forth below, each of the Class 1 directors has been engaged in the principal occupation set forth next to his or her name above during the past five years. There is no family relationship between any director and executive officer of the Company.

Gary T. Steele has served as President, Chief Executive Officer and a director since September 1991 and as Chairman of the Board of Directors since January 1996. Mr. Steele has over 30 years of experience in the biotechnology, instrumentation and material science fields. From 1985 to 1991, Mr. Steele was President and Chief Executive Officer of Molecular Devices Corporation, a bioanalytical instrumentation company. From 1981 to 1985, Mr. Steele was Vice President, Product Development and Business Development at Genentech, Inc., a biomedical company focusing on pharmaceutical drug development. Mr. Steele has also worked with McKinsey & Company and Shell Oil Company. Mr. Steele received a B.S. from Georgia Institute of Technology and an M.B.A. from Stanford University.

Mr. Steele’s significant knowledge and understanding of the Company and its businesses together with his extensive experience in the biotechnology field provide the Board of Directors with significant insight into the Company’s businesses and operations.

On September 3, 2014, the Company announced that Mr. Steele had informed the Board of Directors of his intent to retire from the positions of President and Chief Executive Officer of the Company and Chairman of the Board of Directors at the end of fiscal year 2015. The Board of Directors has nominated Mr. Steele for re-election as a Class 1 director at the Annual Meeting and, if re-elected, Mr. Steele will continue to serve as Chairman of the Board of Directors until his anticipated retirement at the end of fiscal year 2015, and, thereafter, as a director of the Company. The Board of Directors believes that Mr. Steele’s continued service as Chairman of the Board of Directors until his anticipated retirement is important for business continuity and to facilitate the transition in leadership once Mr. Steele’s successor is identified. The Board of Directors has commenced a search to evaluate candidates to serve as Mr. Steele’s successor as Chief Executive Officer of the Company.

Frederick Frank has served as director since December 1999. Mr. Frank is Chairman of the Board of Burrill Securities, an investment banking and advisory firm. Prior to joining Burrill Securities, Mr. Frank was Vice Chairman of Peter J. Solomon Company (“Solomon”). Before joining Solomon, Mr. Frank was Vice Chairman of Lehman Brothers, Inc. (“Lehman”) and Barclays Capital. Before joining Lehman as a Partner in October 1969, Mr. Frank was co-director of research, as well as Vice President and Director of Smith Barney & Co. Incorporated. During his over 50 years on Wall Street, Mr. Frank has been involved in numerous financings and merger and acquisition transactions. He serves as an advisor to the board of directors of PDL BioPharma, and was a director for the Institute for Systems Biology and Pharmaceutical Product Development, Inc. Mr. Frank is Chairman of the National Genetics Foundation and he serves on the Advisory Boards for Yale School of Organization and Management, the Massachusetts Institute of Technology Center of Biomedical Innovation and was formerly an Advisory Member of the Johns Hopkins Bloomberg School of Public Health, and the Harvard School of Public Health. He is a graduate of Yale University, received an M.B.A. from Stanford University and is a Chartered Financial Analyst.

Mr. Frank has over 50 years of capital markets experience and has been involved in numerous financings, commercial transactions and mergers and acquisitions. As such, Mr. Frank provides the Board of Directors with extensive experience and knowledge with respect to transactions and financings in the public company context and corporate governance experience based on his experience as a director of public and non-public companies.

Steven Goldby has served as a director since December 2008. Mr. Goldby has been a Partner at Venrock, a venture capital firm, since 2007. Mr. Goldby was Chairman and Chief Executive Officer of Symyx Technologies, Inc. (“Symyx”) from 1998 to 2007; he became the Executive Chairman in 2008, and Chairman in 2009. Before joining Symyx, Mr. Goldby served as Chief Executive Officer for more than ten years at MDL Information Systems, Inc., the enterprise software company that pioneered scientific information management. Earlier, Mr. Goldby held various management positions at ALZA Corporation, including President of Alza Pharmaceuticals. Mr. Goldby received a B.S. degree in chemistry from the University of North Carolina and a law degree from Georgetown University Law Center.

Mr. Goldby’s extensive experience with biotechnology companies provides the Board of Directors with significant understanding of the technology issues facing the Company.

Catherine A. Sohn has served as a director since November 2012. Dr. Sohn brings significant industry experience in pharmaceutical and health-related sectors based on her leadership and achievements in business development and new product development for 28 years at Glaxo Smith Kline (“GSK”). Most recently, Dr. Sohn was Senior Vice President of Worldwide Business Development and Strategic Alliance for GSK’s $8 billion consumer healthcare division. Early in her career, Dr. Sohn established the U.S. vaccine business unit for SmithKline Beecham Pharmaceuticals and she subsequently led the commercialization of Paxil, which became one of GSK’s top five pharmaceutical products. Currently Dr. Sohn serves as president of Sohn Health Strategies, LLC, providing business development and new product marketing consultation to biotechnology, specialty pharmaceutical and healthcare companies. Dr. Sohn is a National Association of Corporate Directors (“NACD”) Governance Fellow. She has demonstrated her commitment to boardroom excellence by completing NACD’s comprehensive program of study for corporate directors. She supplements her skill sets through ongoing engagement with the director community and access to leading practices. Dr. Sohn received her Doctor of Pharmacy degree from University of California in San Francisco.

With over 30 years of experience in health-related sectors, Dr. Sohn provides the Board of Directors with significant expertise in business development and new product development within healthcare, which has a direct benefit to Landec’s wholly-owned biomedical subsidiary, Lifecore Biomedical, Inc. (“Lifecore”).

Director Stephen Halprin, a Class 1 director, will retire at the end of his term effective October 9, 2014 and, therefore, will not be standing for reelection at the Annual Meeting.

Class 2 Directors

Directors continuing in office until the 2015 Annual Meeting of Stockholders are:

Name of Director	Age	Principal Occupation	Director Since

Dean Hollis	54	Retired President and Chief Operating Officer, ConAgra Foods, Inc. Consumer Foods and International Division	2009
Robert Tobin	76	Retired Chief Executive Officer, Ahold, USA	2004
Nicholas Tompkins	59	Managing Member, NKT Commercial LLC, Chairman of the Board of Apio, Inc.	2003
Tonia Pankopf	46	Managing Partner, Pareto Advisors, LLC	2012
Albert D. Bolles	57	Executive Vice President and Chief Technical and Operations Officer, ConAgra Foods, Inc.	2014

Except as set forth below, each of the Class 2 directors has been engaged in the principal occupation set forth next to his or her name above during the past five years. There is no family relationship between any director and any executive officer of the Company.

Dean Hollis has served as a director since July 2009. Mr. Hollis was most recently President and Chief Operating Officer of the Consumer Foods and International Division of ConAgra Foods, Inc. (“ConAgra”), one of North America’s largest packaged foods companies. Mr. Hollis had management responsibility for ConAgra’s consumer and customer branded businesses consisting of over 40 global brands in 110 countries. During Mr. Hollis’ 21 years with ConAgra, he had a broad array of responsibilities, including Executive Vice President, Retail Products; President, Frozen Foods; President, Grocery Foods; President, Specialty Foods; and President, Gilardi Foods. Currently, Mr. Hollis is a Senior Advisor for Oaktree Capital Management, L.P. (“Oaktree”). He is also the chairman of the board of directors for Advance Pierre Foods, an Oaktree portfolio company, and a member of the boards of directors of Boulder Brands, Inc. and Diamond Foods. Mr. Hollis is a graduate of Stetson University and he currently serves on its board.

With over 20 years of experience in the food industry, Mr. Hollis provides the Board of Directors with significant expertise in marketing and sales of packaged foods, overall strategy development for food products and in-depth general management expertise for investing in growth companies, which has a direct benefit to Landec’s wholly-owned food subsidiary, Apio, Inc. (“Apio”).

Robert Tobin has served as a director since December 2004. Mr. Tobin retired from his position as Chief Executive Officer of Ahold USA, a food retailer, in 2001. Mr. Tobin has over 40 years of industry experience in the food retail and food service sectors, having served as Chairman and CEO of Stop and Shop Supermarkets. An industry leader, Mr. Tobin serves on the advisory boards of the College of Agriculture and Life Sciences and the Undergraduate Business Program at Cornell University where he received his B.S. in Agricultural Economics.

Mr. Tobin’s experience as the chief executive officer of food retailers and his knowledge of the food retail and food service sectors provide the Board of Directors with significant expertise with respect to issues facing the Company’s food business. In addition, Mr. Tobin’s service on advisory boards provides the Board of Directors with knowledge of the scientific issues that face Apio.

Nicholas Tompkins has served as a director since October 2003. Mr. Tompkins has been the Chairman of the Board of Apio, since January 2008. Prior to becoming the Chairman of the Board of Apio, Mr. Tompkins was the Chief Executive Officer of Apio, a position he had held since Apio’s inception in 1979. Landec acquired Apio in December 1999. Mr. Tompkins is also a current board member and past chairman of the Ag Business Advisory Council for California Polytechnic State University in San Luis Obispo, California. He was a member of the board of directors of the United Fresh Fruit and Vegetable Association through 2008 and was Chairman of that organization in 2005 and 2006. Mr. Tompkins received a B.S. in Agricultural Business from California State University, Fresno.

Mr. Tompkins brings to the Board of Directors extensive experience in the area of agriculture. In addition, Mr. Tompkin’s prior service as the Chief Executive Officer of Apio and as its current Chairman provides the Board of Directors with in-depth knowledge of the operations of Apio, a significant portion of the Company’s business.

Tonia Pankopf has served as a director since November 2012. Ms. Pankopf has been managing partner of Pareto Advisors, LLC since 2005. Previously, she was a senior analyst and managing director at Palladio Capital Management from January 2004 through April 2005. From 2001 to 2003, Ms. Pankopf served as an analyst and portfolio manager with P.A.W. Capital Partners, LP. Ms. Pankopf was a senior analyst and vice president at Goldman, Sachs & Co. from 1999 to 2001 and at Merrill Lynch & Co. from 1998 to 1999. Ms. Pankopf serves on the Board of Directors of TICC Capital Corp. and served on the Board of the University System of Maryland Foundation from 2006 to 2012. Ms. Pankopf is a member of the NACD and has been designated an NACD Governance Fellow in recognition of her ongoing involvement in director professionalism and engagement with the director community. Ms. Pankopf received a Bachelor of Arts degree summa cum laude from the University of Maryland and an M.S. degree from the London School of Economics.

Ms. Pankopf’s extensive experience in investment research and financial analysis and corporate governance provides the Board of Directors with valuable insights of an experienced investment manager and institutional shareholder as well as a diverse perspective.

Albert D. Bolles, Ph.D, has served as a director since May 2014. Dr. Bolles is currently the Executive Vice President and Chief Technical and Operations Officer of ConAgra. Dr. Bolles leads ConAgra’s Research, Quality & Innovation and Supply Chain organizations. He joined ConAgra in 2006 as Executive Vice President, Research, Quality & Innovation. Under his leadership, the ConAgra’s Research, Quality & Innovation team has brought to market highly successful products that have led to substantial business growth. Prior to joining ConAgra, Dr. Bolles led worldwide research and development for PepsiCo Beverages and Foods. Dr. Bolles serves on several professional advisory boards, including the Grocery Manufacturers Association (GMA) Scientific Regulatory Committee, and is currently the chairman of the Trout Council/Food Science program. He has a Ph.D. and master's degree in food science and a bachelor's degree in microbiology, all from Michigan State University. He holds several patents and has won numerous awards for his contributions to the world of food science.

Dr. Bolles is a preeminent leader in food science and provides the Board of Directors with valuable areas of expertise in new product development, innovation, quality, and supply chain in the packaged consumer food business.

Board of Directors Meetings and Committees

The Board of Directors held a total of eight meetings during the fiscal year ended May 25, 2014. Each director attended at least 75% of all Board and applicable committee meetings during fiscal year 2014. The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which operates under a written charter approved by the Board of Directors. The charter for each of the committees is available on the Company’s website (http://landec.com). It is our policy to encourage the members of the Board of Directors to attend the Company’s annual meeting of stockholders. All directors on the Board of Directors at the time attended our 2013 Annual Meeting of Stockholders.

The Audit Committee currently consists of Mr. Halprin (Chairman), Mr. Goldby, Ms. Pankopf and Dr. Sohn, each of whom, in the determination of the Board of Directors, meets the independence requirements of the Securities and Exchange Commission (the “SEC”) and The Nasdaq Stock Market, LLC (“NASDAQ”). Ms. Pankopf has been elected Chairperson of the Audit Committee effective immediately following the expiration of Mr. Halprin’s term as a Class 1 director. The Audit Committee assists the Board of Directors in its oversight of Company affairs relating to the quality and integrity of the Company’s financial statements, the qualifications and independence of the Company’s independent registered public accounting firm, the performance of the Company’s internal audit function and independent registered public accounting firm, and the Company’s compliance with legal and regulatory requirements. The Audit Committee is responsible for appointing, compensating, retaining and overseeing the Company’s independent registered public accounting firm, approving the services performed by the independent registered public accounting firm and reviewing and evaluating the Company’s accounting principles and its system of internal accounting controls. Rules adopted by the SEC require us to disclose whether the Audit Committee includes at least one member who is an “audit committee financial expert,” as that phrase is defined in SEC rules and regulations. The Board of Directors has determined that Mr. Halprin, Mr. Goldby and Ms. Pankopf are “audit committee financial experts” within the meaning of applicable SEC rules. The Audit Committee held four meetings during fiscal year 2014. Please see the section entitled “Audit Committee Report” for further matters related to the Audit Committee. The Board has adopted a written charter for the Audit Committee. The Audit Committee reviews the charter annually for changes, as appropriate.

The Compensation Committee currently consists of Mr. Hollis (Chairman), Mr. Frank, Mr. Tobin and Dr. Sohn, each of whom, in the determination of the Board of Directors, meets the current independence requirements of the SEC and NASDAQ. The function of the Compensation Committee is to review and set the compensation of the Company’s Chief Executive Officer and certain of the Company’s most highly compensated officers, including salary, bonuses and other cash incentive awards, stock equity awards and other forms of compensation, to administer the Company’s stock plans and approve stock equity awards, and to oversee the career development of senior management. The Compensation Committee held one meeting during fiscal year 2014. The Compensation Committee engaged a compensation consultant during fiscal year 2014 to advise on compensation matters with respect to fiscal year 2015. Please see the section entitled “Executive Compensation and Related Information” for further matters related to the Compensation Committee, including its report for the fiscal year ended May 25, 2014.

The Nominating and Corporate Governance Committee currently consists of Mr. Frank (Chairman), Mr. Tobin, Ms. Pankopf and Dr. Bolles each of whom, in the determination of the Board of Directors, meets the current independence requirements of the SEC and NASDAQ. The functions of the Nominating and Corporate Governance Committee are to recommend qualified candidates for election as officers and directors of the Company and oversee the Company’s corporate governance policies. The Nominating and Corporate Governance Committee held one meeting during fiscal year 2014.

The Nominating and Corporate Governance Committee will consider director nominees proposed by current directors, officers, employees and stockholders. Any stockholder who wishes to recommend candidates for consideration by the Nominating and Corporate Governance Committee may do so by writing to the Secretary of the Company, Geoffrey P. Leonard of Ropes & Gray LLP, Three Embarcadero Center, San Francisco, CA 94111, and providing the candidate’s name, biographical data and qualifications. The Company does not have a formal policy regarding the consideration of director candidates recommended by security holders. The Company believes this is appropriate because the Nominating and Corporate Governance Committee evaluates any such nominees based on the same criteria as all other director nominees. In selecting candidates for the Board of Directors, the Nominating and Corporate Governance Committee strives for a variety of experience and background that adds depth and breadth to the overall character of the Board of Directors. The Nominating and Corporate Governance Committee evaluates potential candidates using standards and qualifications such as the candidates’ business experience, independence, diversity, skills and expertise to collectively establish a number of areas of core competency of the Board of Directors, including business judgment, management and industry knowledge. Although the Nominating and Corporate Governance Committee does not have a formal policy on diversity, it believes that diversity is an important consideration in the composition of the Board of Directors, and it seeks to include Board members with diverse backgrounds and experiences. Further criteria include a candidate’s integrity and values, as well as the willingness to devote sufficient time to attend meetings and participate effectively on the Board of Directors and its committees.

Corporate Governance

The Company provides information about its corporate governance policies, including the Company’s Code of Ethics, and charters for the Audit, Nominating and Corporate Governance, and Compensation Committees of the Board of Directors on the Corporate Governance page of its website. The website can be found at www.landec.com.

The Company’s policies and practices reflect corporate governance initiatives that are compliant with the listing requirements of NASDAQ and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

• A majority of the board members are independent;

• All members of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are independent;

• The independent members of the Board of Directors meet at each board meeting, and at least twice per year, in executive sessions without the presence of management, and the Board of Directors has designated a lead independent director who, among other duties, is responsible for presiding over executive sessions of the independent directors;

• The Company has an ethics hotline available to all employees, and the Audit Committee has procedures in place for the anonymous submission of employee complaints regarding accounting, internal controls, or auditing matters; and

• The Company has adopted a Code of Ethics that applies to all of its employees, including its principal executive officer and all members of its finance department, including the principal financial officer and principal accounting officer, as well as the Board of Directors. Any substantive amendments to the Code of Ethics or grant of any waiver, including any implicit waiver, from a provision of the Code of Ethics to the Company’s principal executive officer, principal financial officer or principal accounting officer, will be disclosed either on the Company’s website or in a report on Form 8-K.

Following a review of all relevant relationships and transactions between each director (including each director’s family members) and the Company, the Board has determined that each member of the Board, other than Mr. Steele, is an independent director under applicable NASDAQ listing standards. Mr. Steele does not meet the independence standards because he was an employee of the Company during fiscal year 2014.

Mr. Halprin currently serves as the Company’s lead independent director. Mr. Goldby has been elected lead independent director effective immediately following the expiration of Mr. Halprin’s term as a Class 1 director.

Leadership Structure of the Board of Directors

The Board of Directors believes that it is important to retain its flexibility to allocate the responsibilities of the positions of the Chairman of the Board (the “Chairman”) and Chief Executive Officer in the way that it believes is in the best interests of the Company. The Board of Directors does not have a formal policy with respect to whether the Chief Executive Officer should also serve as Chairman. Rather, the Board of Directors makes this decision based on its evaluation of current circumstances and the specific needs of the Company at any time it is considering either or both roles.

After due consideration, the Board of Directors has concluded that combining the roles of Chairman and Chief Executive Officer is in the best interests of the Company at this time. The Board of Directors believes that the combination of the roles of Chairman and Chief Executive Officer promotes the Board of Directors and executive management’s pursuit of the Company’s business objectives because it allows our current Chief Executive Officer, who also possesses significant business and industry knowledge, to lead and speak on behalf of both the Company and the Board of Directors, while also providing for effective independent oversight by non-management directors through a lead independent director.

At each Board of Directors meeting, the lead independent director presides over an executive session of the non-management directors without the presence of management. The lead independent director also may call additional meetings of the non-management directors as he deems necessary; serves as a liaison between the Chairman and the non-management directors; advises the Chairman of the informational needs of the Board of Directors and approves information sent to the Board of Directors; and is available for consultation and communication if requested by major stockholders.

The Board of Directors also adheres to sound corporate governance practices, as reflected in the Company’s corporate governance policies, which the Board of Directors believes has promoted, and continues to promote, the effective and independent exercise of Board leadership for the Company and its stockholders.

Stockholder Communications

Our Board of Directors welcomes communications from our stockholders. Stockholders and other interested parties may send communications to the Board of Directors, or the independent directors as a group, or to any director in particular or the lead independent director, c/o Gregory S. Skinner, Chief Financial Officer, Landec Corporation, 3603 Haven Avenue, Menlo Park, CA 94025. Any correspondence addressed to the Board of Directors or to any one of our directors in care of Mr. Skinner will be promptly forwarded to the addressee. The independent directors review and approve the stockholder communication process periodically to ensure effective communication with stockholders.

Oversight of Risk Management

The Board of Directors’ role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks. Our Audit Committee oversees management of financial risk exposures, including the integrity of our accounting and financial reporting processes and controls. As part of this responsibility, the Audit Committee meets periodically with the Company’s independent registered public accounting firm, our internal auditor and our financial and accounting personnel to discuss significant financial risk exposures and the steps management has taken to monitor, control and report such exposures. Additionally, the Audit Committee reviews significant findings prepared by the Company’s independent registered public accounting firm and our internal auditor, together with management’s response. Our Nominating and Corporate Governance Committee has responsibility for matters relating to corporate governance. As such, the charter for our Nominating and Corporate Governance Committee provides for the committee to periodically review and discuss our corporate governance guidelines and policies.

Our management also reviewed with our Compensation Committee the compensation policies and practices of the Company that could have a material impact on the Company. Our management review considered whether any of these policies and practices may encourage inappropriate risk-taking, whether any policy or practice may give rise to risks that are reasonably likely to have a material adverse effect on the Company, and whether it would recommend any changes to the Company’s compensation policies and practices. Management also reviewed with the Board of Directors risk-mitigating controls such as the degree of committee and senior management oversight of each compensation program and the level and design of internal controls over such programs. Based on these reviews, the Board of Directors determined that risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

The Board of Directors has adopted an executive compensation clawback policy, which provides for recoupment of executive incentive compensation in the event of certain restatements of financial results of the Company. Under the policy, in the event of a substantial restatement of the Company’s financial results due to material noncompliance with financial reporting requirements, if the Board of Directors determines in good faith that any portion of a current or former executive officer’s incentive compensation was paid as a result of such noncompliance, then the Company may recover that portion of such compensation that was based on the erroneous financial data.

Compensation of Directors

The following table sets forth compensation information for the fiscal year ended May 25, 2014, for each member of our Board of Directors who was not an executive officer during fiscal year 2014. The Chief Executive Officer, Gary T. Steele, who serves on our Board of Directors, does not receive additional compensation for serving on the Board of Directors. See “Summary Compensation Table” for disclosure related to Mr. Steele.

Name	Fee Earned or Paid in Cash (3)	Stock Awards (1)	Option Awards	Total
Albert D. Bolles, Ph.D. (2)	$—	$—	$—	$—
Frederick Frank	$57,500	$50,000	$—	$107,500
Steven Goldby	$50,000	$50,000	$—	$100,000
Stephen Halprin	$85,000	$50,000	$—	$135,000
Dean Hollis	$55,000	$50,000	$—	$105,000
Tonia Pankopf	$52,917	$50,000	$—	$102,917
Catherine A. Sohn	$46,458	$50,000	$—	$96,458
Robert Tobin	$52,500	$50,000	$—	$102,500
Nicholas Tompkins	$40,000	$50,000	$—	$90,000

(1)

The amounts shown in the Stock Awards column do not reflect compensation actually received by a director. Instead, the amounts shown are the aggregate grant date value, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Options, of awards granted in fiscal year 2014.

(2)	Dr. Bolles became a member of our Board of Directors late in fiscal year 2014 and did not receive any fees during that fiscal year.

(3)	Includes amounts (if any) deferred pursuant to the Company's Nonqualified Deferred Compensation Plan, the terms of which are described under “Nonqualified Deferred Compensation Plan” below.

At May 25, 2014, the aggregate number of stock awards and option awards outstanding was: Dr. Bolles – 0 shares; Mr. Frank – 43,496 shares; Mr. Goldby – 33,496 shares; Mr. Halprin – 53,496 shares; Mr. Hollis – 28,496 shares; Ms. Pankopf – 16,829 shares; Dr. Sohn – 16,829 shares; Mr. Tobin – 63,496 shares; and Mr. Tompkins – 28,496 shares.

The Compensation Committee engaged Fredrick W. Cook and Co., Inc (“Cook”), a compensation consulting firm, during fiscal year 2013 to advise the Compensation Committee on director compensation. Based on the recommendations of Cook, director cash and equity compensation was changed in fiscal year 2014. For fiscal year 2014, each non-employee director earned $40,000 per year as a retainer for service as a member of our Board of Directors. The Compensation Committee eliminated the practice of earning additional compensation for attending a Board or Committee meeting in person or by telephone. In addition, each director who served on the Audit Committee received an annual retainer of $10,000, with the Chairman of the Audit Committee receiving an annual retainer of $20,000. Each director who served on the Compensation Committee received an annual retainer of $7,500, with the Chairman of the Compensation Committee receiving $15,000. Each director who served on the Nominating and Corporate Governance Committee received an annual retainer of $5,000, with the Chairman of the Nominating and Corporate Governance Committee receiving $10,000. The lead independent director received an annual retainer of $25,000. Consistent with the general industry trend toward fixed-value restricted stock unit (an “RSU”) awards, it was recommended by Cook that each non-employee director should receive an RSU award each year with a face value of $50,000, based on the fair market value of the Company’s Common Stock on the date of the grant, vesting on the first anniversary of the grant. The first grant to non-employee directors under the new arrangement occurred on June 7, 2013.

In addition to cash fees, each director is reimbursed for reasonable out-of-pocket expenses incurred by a director to attend Board meetings, committee meetings or stockholder meetings in his or her capacity as a director.

Required Vote

The election of each of the four (4) Class 1 director nominees requires the affirmative vote of the holders of a majority of the shares of the Company’s Common Stock present at the Annual Meeting in person or by proxy and voted with respect to such director. This means that in order for a director to be elected, the number of shares voted “FOR” a director must exceed the number of votes cast against that director. As such, a “WITHHOLD” vote is effectively a vote against a director.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of Ernst & Young LLP as the Company’s independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending May 31, 2015, and recommends that the stockholders vote for ratification of this appointment. In the event the stockholders do not ratify such appointment, the Audit Committee may reconsider its selection. Ernst & Young LLP has audited the Company’s financial statements since the fiscal year ending October 31, 1994. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Fees Paid to Independent Registered Public Accounting Firm

The following table presents the aggregate fees billed to the Company for professional services rendered by Ernst & Young LLP for the fiscal years ended May 25, 2014 and May 26, 2013.

Fee Category	Fiscal Year 2014	Fiscal Year 2013
Audit Fees	$1,343,000	$1,208,000
Audit-Related Fees(1)	12,000	11,000
Tax Fees	—	—
All Other Fees	—	—
Total	$1,355,000	$1,219,000

(1)	Audit-related fees were for agreed upon procedures work performed by Ernst & Young LLP related to the Company’s loans from General Electric Capital Corporation.

Audit Fees were for professional services rendered for the integrated audit of the Company’s annual financial statements and internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002, for the review of the Company’s interim financial statements included in the Company’s Quarterly Reports on Form 10-Q, and for assistance with and review of documents filed by the Company with the SEC.

Audit Committee Pre-Approval Policies

The Audit Committee pre-approves all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Company’s independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with such pre-approval, and the fees for the services performed to date. The Audit Committee, or its designee, may also pre-approve particular services on a case-by-case basis.

Required Vote

The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm requires the affirmative vote of the holders of a majority of the shares of the Company’s Common Stock present at the Annual Meeting in person or by proxy and voted.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MAY 31, 2015.

PROPOSAL NO. 3

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Compensation Discussion and Analysis beginning on page 24 of this Proxy Statement describes the Company’s executive compensation program and the compensation decisions that the Compensation Committee and Board of Directors made in fiscal year 2014 with respect to the compensation of our named executive officers. The Board of Directors is asking stockholders to cast a non-binding, advisory vote FOR the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED on an advisory basis.”

We urge stockholders to read the Compensation Discussion and Analysis beginning on page 24 of this Proxy Statement, as well as the 2014 Summary Compensation Table and related compensation tables, appearing on pages 31 through 34, which provide detailed information on the Company’s compensation policies and practices.

As we describe in the Compensation Discussion and Analysis, our executive compensation program is designed to attract, reward and retain talented officers and embodies a pay-for-performance philosophy that supports Landec’s business strategy and aligns the interests of our executives with our stockholders. Specifically, executive compensation is allocated among base salaries and short- and long-term incentive compensation. The base salaries are fixed in order to provide the executives with a stable cash income, which allows them to focus on the Company’s strategies and objectives as a whole, while the short- and long-term incentive compensation are designed to both reward the named executive officers based on the Company’s overall performance and align the named executive officers’ interests with those of our stockholders. Our annual cash incentive award program is intended to encourage our named executive officers to focus on specific short-term goals important to our success. Our executive officers’ cash incentive awards are determined based on objective performance criteria. The awards payable under our annual cash incentive award program are subject to a maximum payout, which limits the overall payout potential. The Company’s current practice is to grant our named executive officers both options and restricted stock units. This mixture is designed to provide a balance between the goals of increasing the price of our Common Stock and aligning the interests of our executive officers with those of our stockholders (as stock options only have value if the stock price increases after the option is granted) and encouraging retention of our executive officers. Because grants are generally subject to vesting schedules, they help ensure that executives always have significant value tied to long-term stock price performance.

For these reasons, the Board of Directors is asking stockholders to support this proposal. Although the vote we are asking you to cast is non-binding, the Compensation Committee and the Board of Directors value the views of our stockholders and will consider the outcome of the vote when determining future compensation arrangements for our named executive officers.

At the 2013 annual meeting of stockholders, 98.4% of votes cast expressed support for our compensation policies and practices, and we believe our program continues to be effective.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION.

Equity Compensation Plan Information

The following table summarizes information with respect to options and other equity awards under Landec’s equity compensation plans as of May 25, 2014:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (2)	Number of Securities Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))

Equity compensation plans approved by security holders	1,202,860		$8.46	2,000,000	(3)
Equity compensation plans not approved by security holders	13,000	(4)	$7.50	0
Total	1,215,860		$8.45	2,000,000

(1)	Includes only options outstanding under Landec’s equity compensation plans, as no stock warrants or other rights were outstanding as of May 25, 2014.

(2)	The weighted average exercise price of outstanding options, warrants and rights does not take restricted stock units into account as restricted stock units have no purchase price.

(3)	Represents shares remaining for issuance pursuant to the 2013 Stock Incentive Plan.

(4)

Represents shares remaining for issuance upon exercise of options that are outstanding under the 1996 Non-Executive Stock Option Plan, which has been terminated, and no future awards will be made pursuant to such plan. A description of this plan is set forth under Note 8 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal year 2014.

The 2013 Stock Incentive Plan

The 2013 Stock Incentive Plan (the “2013 Plan”), which was approved by stockholders, authorizes the grant of equity awards, including stock options, restricted stock and restricted stock units to employees, including officers and directors, outside consultants and non-employee directors of the Company. 2,000,000 shares are authorized to be issued under this plan. The exercise price of stock options to be granted under the 2013 Plan will be the fair market value of the Company’s Common Stock on the date the options are granted. Options to be granted under the 2013 Plan will generally be exercisable upon vesting and will generally vest ratably over three years.

The 2009 Stock Incentive Plan

The 2009 Stock Incentive Plan (the “2009 Plan”), which was approved by stockholders and has been terminated, authorized the grant of equity awards, including stock options, restricted stock and restricted stock units to employees, including officers and directors, outside consultants and non-employee directors of the Company. 1,900,000 shares were authorized to be issued under this plan. The exercise price of stock options granted under the 2009 Plan was the fair market value of the Company’s Common Stock on the date the options were granted. Options granted under the 2009 Plan were exercisable upon vesting and generally vested ratably over three years. No further awards will be made pursuant to the 2009 Plan.

The 2005 Stock Incentive Plan

The 2005 Stock Incentive Plan, which was approved by stockholders and has been terminated, authorized the grant of equity awards, including stock options, restricted stock units and restricted stock to employees, including officers and directors, outside consultants and non-employee directors of the Company. 861,038 shares were authorized to be issued under this plan. The exercise price of stock options granted under this plan was the fair market value of the Company’s Common Stock on the date the options were granted. Options generally were exercisable upon vesting and generally vested ratably over three years. No future awards will be made pursuant to this plan.

The 1996 Non-Executive Stock Option Plan

The 1996 Non-Executive Stock Option Plan authorized the grant of non-qualified stock options to employees, including officers, and outside consultants of the Company. The plan was not approved by the Company’s stockholders. As amended in 1999, 1,500,000 shares were authorized to be issued under this plan. The exercise price of the options was equal to the fair market value of the Company’s Common Stock on the date the options were granted. Options were exercisable upon vesting and generally vested ratably over four years. The 1996 Non-Executive Stock Option Plan has been terminated, and no future awards will be made pursuant to such plan.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

Composition

The Audit Committee of the Board of Directors consists of the four directors whose names appear below and operates under a written charter adopted by the Board of Directors. Each member of the Audit Committee meets the independence and financial experience requirements of NASDAQ and the SEC currently in effect. In addition, the Board of Directors has determined that each of Mr. Halprin, Mr. Goldby and Ms. Pankopf is an audit committee financial expert, as defined by the rules and regulations of the SEC.

Responsibilities

The responsibilities of the Audit Committee include appointing an independent registered public accounting firm and assisting the Board of Director’s oversight of the preparation of the Company’s financial statements. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. Management is responsible for the Company’s internal controls and financial reporting process. The Audit Committee’s responsibility is to oversee these processes and the Company’s internal controls. The Audit Committee members are not acting as professional accountants or auditors, and their functions are not to duplicate or to certify the activities of management and the independent registered public accounting firm.

Review with Management and Independent Auditors

The Audit Committee held four meetings during fiscal year 2014. The Audit Committee met and held discussions with management and representatives of the Company’s independent registered public accounting firm, Ernst & Young LLP. Management represented to the Audit Committee that the Company’s consolidated financial statements for the fiscal year ended May 25, 2014 were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements for the fiscal year ended May 25, 2014 with management and the Company’s independent registered public accounting firm.

The Audit Committee met with the Company’s independent registered public accounting firm, with and without management present, to discuss the overall scope and plans for their audit, the results of their examination, their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 114, The Auditor’s Communication with Those Charged with Governance, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T, which supersedes SAS No. 61, as amended, including the judgment of the independent registered public accounting firm as to the quality of the Company’s accounting principles.

The Audit Committee also received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and the Audit Committee discussed the independence of Ernst & Young LLP with that firm. The Audit Committee has considered the compatibility of non-audit services with the auditors’ independence.

Summary

Based upon the Audit Committee’s discussions with management and the Company’s independent registered public accounting firm, the Audit Committee’s review of the representations of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended May 25, 2014, as filed with the SEC.

This report is submitted by the Audit Committee.

Stephen Halprin (Chairman)

Steven Goldby

Tonia Pankopf

Catherine A. Sohn

EXECUTIVE OFFICERS OF THE COMPANY

The following sets forth certain information with regard to each named executive officer and each current executive officer of the Company. Ages are as of August 15, 2014.

Gary T. Steele (age 65) has been President, Chief Executive Officer and a director of the Company since 1991 and Chairman of the Board of Directors since January 1996. Mr. Steele has over 30 years of experience in the biotechnology, instrumentation and material science fields. From 1985 to 1991, Mr. Steele was President and Chief Executive Officer of Molecular Devices Corporation, a bioanalytical instrumentation company. From 1981 to 1985, Mr. Steele was Vice President, Product Development and Business Development at Genentech, Inc., a biomedical company focusing on pharmaceutical drug development. Mr. Steele has also worked with McKinsey & Company and Shell Oil Company. On September 3, 2014, the Company announced that Mr. Steele had informed the Board of Directors of his intent to retire from the positions of President and Chief Executive Officer of the Company and Chairman of the Board of Directors at the end of fiscal year 2015. The Board of Directors has commenced a search to evaluate candidates to serve as Mr. Steele’s successor as Chief Executive Officer of the Company.

Gregory S. Skinner (age 53) has been Chief Financial Officer and Vice President of Finance of the Company since November 1999 and Vice President of Administration since November 2000. From May 1996 to October 1999, Mr. Skinner served as Controller of the Company. From 1994 to 1996, Mr. Skinner was Controller of DNA Plant Technology and from 1988 to 1994 he was with Litton Electron Devices. Prior to joining Litton Electron Devices, Mr. Skinner was with Litton Industries, Inc. and Arthur Anderson & Company.

Molly A. Hemmeter (age 47) has been Chief Operating Officer since January 2014. Prior to that she served as Chief Commercial Officer of the Company from December 2010 to January 2014 and Vice President, Business Development and Global Marketing of the Company from June 2009 to December 2010. From July 2006 until joining the Company in June 2009, Ms. Hemmeter was Vice President of Global Marketing and New Business Development for the Performance Materials division of Ashland, Inc., a global specialty chemicals company. Prior to joining Ashland, Inc., Ms. Hemmeter was Vice President of Strategy and Marketing for Siterra Corporation in San Francisco, a privately held company delivering on-demand software for managing real estate asset portfolios.

Ronald L. Midyett (age 48) has been President and Chief Executive Officer of Apio since January 2008, and a Vice President of the Company since February 2008. Mr. Midyett joined Apio in May 2005 as Chief Operating Officer. Prior to joining Apio, Mr. Midyett was Senior Vice President of Operations for Dole Fresh Vegetables. Mr. Midyett has over 20 years of technology and operations experience in the produce industry. Mr. Midyett was chairman of the board of directors of the United Fresh Fruit and Vegetable Association from April 2013 through April 2014 and is currently a member of its executive committee. Mr. Midyett is currently a director of Windset Holdings 2010 Ltd., a privately held Canadian corporation.

Larry D. Hiebert (age 58) has been President of Lifecore since June 2013.  Mr. Hiebert served as Lifecore’s Vice President and General Manager from July 2006 to June 2013. Prior to that he was Lifecore’s Vice President of Operations from March 2004 to June 2006 and Director of Operations from March 1997 to March 2004, and held various Manufacturing and Materials Management positions within Lifecore from October 1983 to March 1997. Mr. Hiebert has over 30 years of operational experience in the biomaterials industry.

Steven P. Bitler, Ph.D. (age 56) has been Vice President, Corporate Technology of the Company since March 2002. From 1988 until March 2002, Dr. Bitler held various positions with the Company related to the Company’s polymer product development and thermal switch products. Prior to joining the Company, Dr. Bitler developed new high strength polymeric materials at SRI International.

COMMON STOCK OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of the Company’s Common Stock as of August 15, 2014 as to (i) each person who is known by the Company to beneficially own more than five percent of any class of the Company’s voting stock, (ii) each of the Company’s directors, (iii) each of the executive officers named in the Summary Compensation Table of this proxy statement (the “Named Executive Officers”), and (iv) all directors and executive officers as a group. The business address of each director and executive officer named below is c/o Landec Corporation, 3603 Haven Avenue, Menlo Park, CA 94025.

	SHARES BENEFICIALLY OWNED (1)
NAME	NUMBER OF SHARES OF COMMON STOCK		PERCENT OF TOTAL(2)

5% Stockholders
Security Investors, LLC	2,632,961	(3)	9.53%
One Security Benefit Place
Topeka, KS 66636

Ariel Investments LLC	2,405,127	(4)	8.96%
200 E. Randolph Street, Suite 2700
Chicago, IL 60601

Dimensional Fund Advisors, L.P.	2,127,378	(5)	7.93%
6300 Bee Cave Road, Building One
Austin, TX 78746

Opus Capital Group LLC	1,949,180	(6)	7.26%
221 E. Fourth Street, Suite 2700
Cincinnati, OH 45202

Wynnefield Capital, Inc	1,714,400	(7)	6.39%
450 Seventh Ave, #509
New York, NY 10123

BlackRock, Inc	1,671,472	(8)	6.23%
40 E. 52nd Street
New York, NY 10022

Executive Officers and Directors
Gary T. Steele	199,676	(9)	*
President and Chief Executive Officer and Chairman of the Board of Directors

Gregory S. Skinner	350,057	(10)	1.30%
Chief Financial Officer and Vice President of Finance & Administration

Molly A. Hemmeter	88,332	(11)	*
Chief Operating Officer

Ronald L. Midyett	188,704	(12)	*
President and Chief Executive Officer of Apio, Inc and Vice President of Landec

	SHARES BENEFICIALLY OWNED (1)
NAME	NUMBER OF SHARES OF COMMON STOCK		PERCENT OF TOTAL(2)

Larry D. Hiebert	16,801	(13)	*
President of Lifecore Biomedical, Inc.
and Vice President of Landec

Albert D. Bolles, Ph.D., Director	--		*

Frederick Frank, Director	139,596	(14)	*

Steven Goldby, Director	43,497	(15)	*

Stephen Halprin, Director	126,183	(16)	*

Dean Hollis, Director	36,830	(17)	*

Tonia Pankopf, Director	9,884	(18)	*

Catherine A. Sohn, Director	9,884	(19)	*

Robert Tobin, Director	72,008	(20)	*

Nicholas Tompkins, Director	54,167	(21)	*

All directors and executive officers as a group (15 persons)	1,433,286	(22)	5.19%

* Less than 1%

(1)

Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of capital stock.

(2)

As of August 15, 2014, 26,841,722 shares of Common Stock were issued and outstanding. Percentages are calculated with respect to a holder of options exercisable within 60 days after August 15, 2014 as if such holder had exercised his options. Option shares held by other holders are not included in the percentage calculation with respect to any other holder.

(3)	This information is based on a Form 13F filed by Guggenheim Capital with the SEC showing such beneficial owner’s holdings as of June 30, 2014.

(4)	This information is based on a Form 13F filed by Ariel Investments LLC with the SEC showing such beneficial owner’s holdings as of June 30, 2014.

(5)	This information is based on a Form 13F filed by Dimensional Fund Advisors, L.P. with the SEC showing such beneficial owner’s holdings as of June 30, 2014.

(6)	This information is based on a Form 13F filed by Opus Capital Group LLC with the SEC showing such beneficial owner’s holdings as of June 30, 2014.

(7)	This information is based on a Form 13F filed by Wynnefield Capital, Inc with the SEC showing its holdings as of June 30, 2014.

(8)

This information is based on a Form 13F filed by the five institutions: BlackRock Institutional Trust Company, N.A.; BlackRock Fund Advisors; BlackRock Advisors, LLC; BlackRock Investment Management, LLC; and BlackRock Asset Management Canada Limited under the parent company BlackRock, Inc with the SEC showing its holdings as of June 30, 2014.

(9)

This number includes 67,176 shares held in trust of which Mr. Steele is a beneficial owner. This number also includes 132,500 shares subject to outstanding stock options exercisable within 60 days after August 15, 2014.

(10)

This number includes 217,224 shares held in trust of which Mr. Skinner is a beneficial owner. This number includes 132,833 shares subject to outstanding stock options exercisable within 60 days after August 15, 2014.

(11)	This number includes 88,332 shares subject to outstanding stock options exercisable within 60 days after August 15, 2014.

(12)	This number includes 132,832 shares subject to outstanding stock options exercisable within 60 days after August 15, 2014.

(13)	This number includes 10,500 shares subject to outstanding stock options exercisable within 60 days after August 15, 2014.

(14)	This number includes 35,000 shares subject to outstanding stock options exercisable within 60 days after August 15, 2014.

(15)	This number includes 30,000 shares subject to outstanding stock options exercisable within 60 days after August 15, 2014.

(16)

This number includes 81,183 shares held in a trust of which Mr. Halprin is a beneficial owner. This number also includes 45,000 shares subject to outstanding stock options exercisable within 60 days after August 15, 2014.

(17)	This number includes 25,000 shares subject to outstanding stock options exercisable within 60 days after August 15, 2014.

(18)	This number includes 6,388 shares subject to outstanding stock options exercisable within 60 days after August 15, 2014.

(19)	This number includes 6,388 shares subject to outstanding stock options exercisable within 60 days after August 15, 2014.

(20)	This number includes 55,000 shares subject to outstanding stock options exercisable within 60 days after August 15, 2014.

(21)

This number includes 29,167 shares held in trust of which Mr. Tompkins is a beneficial owner. This number also includes 25,000 shares subject to outstanding stock options exercisable within 60 days after August 15, 2014.

(22)	This number includes an aggregate of 771,995 shares held by officers and directors that are subject to outstanding stock options exercisable within 60 days after August 15, 2014.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) section discusses the compensation programs and policies for our Named Executive Officers. The CD&A also provides an overview of the Compensation Committee’s role in the design and administration of these programs and policies, and its role in making specific compensation decisions for our Named Executive Officers. Our Named Executive Officers for fiscal year 2014 were Gary T. Steele, President and Chief Executive Officer and Chairman of the Board, Gregory S. Skinner, Vice President of Finance and Administration and Chief Financial Officer, Molly Hemmeter, Chief Operating Officer, Ronald Midyett, President and Chief Executive Officer of Apio, Inc. (“Apio”) and Larry Hiebert, President of Lifecore Biomedical, Inc. (“Lifecore”).

Overview of Compensation Program and Philosophy

Landec’s compensation program is intended to meet three principal objectives: (1) attract, reward and retain officers and other key employees; (2) motivate these individuals to achieve the Company’s short-term and long-term corporate goals; and (3) align the interests of our executives with those of our stockholders.

The compensation program is designed to balance an executive’s achievements in managing the day-to-day business and addressing shorter-term challenges facing the Company or its subsidiaries, such as the effects of weather-related disruptions and competitive pressures, with incentives to achieve our long-term vision to be the innovative leader in our food products technology and hyaluronan-based biomaterials businesses.

The above policies guide the Compensation Committee (the “Committee”) in assessing the proper allocation among long-term compensation, current cash compensation and short-term bonus compensation. Other considerations include Landec’s business objectives, its fiduciary and corporate responsibilities (including internal equity considerations and affordability), competitive practices and trends, and regulatory requirements.

Establishing Executive Compensation

Landec’s executive compensation program is overseen and administered by the Committee, which is comprised entirely of independent directors as determined in accordance with applicable NASDAQ, SEC and Internal Revenue Code rules. The Committee operates under a written charter adopted by our Board of Directors. A copy of the Committee’s charter is available at www.landec.com.

In determining the particular elements of compensation that are used to implement Landec’s overall compensation policies, the Committee takes into consideration a number of objective factors related to Landec’s performance, such as Landec’s earnings per share, profitability, revenue growth and business-unit-specific operational and financial performance, as well as the competitive practices among our peer group. The Committee evaluates the Company’s financial and strategic performance in the context of determining compensation as well as the individual performance of each Named Executive Officer.

During fiscal year 2014, the Committee engaged Board Advisory, LLC (the “Consultant”), an independent compensation consulting firm, to advise the Committee on ways to strengthen the peer group to better reflect Landec’s current diverse business, conduct an assessment of total direct compensation levels and assess the current incentive plans for executive compensation. The Committee used information provided by the Consultant as a reference to assist in determining the compensation levels for the Named Executive Officers. Based on the Consultant’s recommendations, the Committee modified the peer group for fiscal year 2014 and modified executive compensation levels for fiscal year 2015.

The Committee meets regularly to review overall executive compensation. The Committee also meets with Landec’s President and Chief Executive Officer, Mr. Steele, and other executives to obtain recommendations with respect to Company compensation programs, practices and packages for executives, other employees and directors. The CEO makes recommendations to the Committee on the base salary, bonus targets and equity compensation for the executive team and other employees, but not for himself. The Committee, however, has the ultimate responsibility for determining executive compensation, which is recommended to the Board of Directors for its final approval.

Peer Group

The Committee uses peer group information to provide context for its compensation decision-making for the Named Executive Officers. The Committee monitors the peer group to assess its appropriateness as a source of competitive compensation data and reassesses the relevance of the peer group as needed. Following the recommendations of the Consultant, in an effort to more accurately reflect the significant portion of the Company attributable to Apio’s operations, the peer group was adjusted and simplified, to now allow for comparisons on how these peers deal with the volatility and unpredictability of financial results as well as to assess competitive pay levels in the food and life sciences industries.. Based on the Consultant’s recommendations, the Committee has revised its peer group from fiscal year 2013 as follows:

2013 Peer Group			2014 Peer Group
Food	Materials	Specialty Chemicals	New Peer Group
Calavo Growers	Anika Therapeutics	Acccuracy *	Anika Therapeutics
Chiquita Brands *	Atrion *	Affymetrix *	Balchem **
Diamond Foods	Cardiac Science *	American Pacific *	Calavo Growers
Fresh Del Monte Produce *	Cryolife *	Biamarin Pharaceuticals *	Cal-Maine Foods **
	DIGI International *	Cepheid *	Diamond Foods
	Exactech *	Exponent *	Farmer Bros. **
	FSI International *	Flotek Industries *	Hi-Tech Pharmacal **
	Heska *	KMG Chemicals *	J&J Snack Foods **
	I Flow *	Leapfrog Enterprises *	John B Sanfilippo & Son **
	Medtox Scientific *	Onyx Pharmaceuticals *	Limoneira **
	Metabolix *	Shutterfly *	Nature’s Sunshine Products **
	OM Group *	Zoltek Cos. *	Omega Protein **
	Omnova Solutions *		Penford **
	Orasure Technologies *		Seneca **
	Polypore International *		Surmodics
Quaker Chemical *
Surmodics
Synovis Life Technologies *
Vital Images *
* Deleted from Peer Group for fiscal year 2014			** Added to Peer Group for fiscal year 2014

In addition to better aligning with Landec’s diverse business mix, the new peer group has median revenues that are more directly aligned with Landec’s different business units. Peer group data is gathered with respect to base salary, bonus targets and all equity and non-equity awards (including stock options, performance shares, restricted stock and long-term, cash-based awards).

Upon the Consultant’s recommendation, the Committee also reviewed national and Northern California surveys of executive compensation data for life sciences companies with headcounts in the range of 150 to 499 employees, which is comparable to Landec’s headcount size.

Landec’s goal is to target total compensation for Named Executive Officers at a level that is competitive with the 50th percentile within the selected peer group for the Named Executive Officers. The Committee analyzes base pay, target cash compensation and target total direct compensation to determine variances from the peer group to the Company’s compensation targets.

Clawback Policy

In May 2014, the Board of Directors adopted an executive compensation clawback policy, which provides for recoupment of executive incentive compensation in the event of certain restatements of financial results of the Company. Under the policy, in the event of a substantial restatement of the Company’s financial results due to material noncompliance with financial reporting requirements, if the Board of Directors determines in good faith that any portion of a current or former executive officer’s incentive compensation was paid as a result of such noncompliance, then the Company may recover that portion of such compensation that was based on the erroneous financial data. In determining whether to seek recovery of compensation, the Board of Directors or the Committee may take into account any considerations it deems appropriate, including whether the assertion of a claim may violate applicable law or adversely impact the interests of the Company in any related proceeding or investigation, the extent to which the executive officer was responsible for the error that resulted in the restatement, and the cost and likely outcome of any potential litigation in connection with the Company’s attempts to recoup compensation.

Elements of Compensation

There are three major elements that comprise Landec’s compensation program: (i) base salary; (ii) annual cash incentive opportunities, including bonuses; and (iii) equity incentives in the form of stock options and/or restricted stock unit awards.

Base Salaries

The base salaries of executive officers are set at levels intended to be competitive with those companies in our peer groups with which we compete for executive talent. In determining base salary, the Committee also considers factors such as job performance, skill set, prior experience, the executive’s time in his or her position and with Landec, internal consistency regarding pay levels for similar positions or skill levels within the Company, external pressures to attract and retain talent, and market conditions generally.

Base salaries are not adjusted annually but are generally adjusted when the Committee judges that a change is warranted by a change in an executive officer’s responsibilities, demonstrated performance or relevant market data. For a discussion of base salary decisions made in or for fiscal year 2014, see “Compensation of Chief Executive Officer” and “Compensation of Other Named Executive Officers” below.

Annual Cash Incentive Award Plan

Landec maintains an annual cash incentive award plan for senior executives to encourage and reward achievement of Landec’s business goals and to assist Landec in attracting and retaining executives by offering an opportunity to earn a competitive level of compensation. This plan is consistent with our overall “pay-for-performance” compensation objective and our goal of attracting and retaining top level executive officers in the industry. In keeping with our “pay for performance” philosophy, a portion of our Named Executive Officers’ annual compensation is “at risk” compensation, resulting in years, such as fiscal year 2014, in which most of our Named Executive Officers received no annual cash incentive award. Award targets are set as a percentage of base salary. Incentive award targets and ranges are typically set early in each fiscal year, together with specific criteria for corporate, business unit and individual objectives. The overall corporate objectives are intended to be challenging but achievable. Such objectives are based on actual performance compared to predetermined financial performance targets, which are weighted depending upon whether the employee is a member of a business unit or the corporate staff. Incentive award targets and criteria for executive officers are subject to approval by the Committee.

Fiscal Year 2014 Cash Incentive Award Plan

At the beginning of fiscal year 2014, the Committee approved the cash incentive award plan for the year (the “2014 Incentive Award Plan”), which included financial objectives for each business unit and at the corporate level on a consolidated basis. The financial objectives were based on the internally-developed financial plan for the fiscal year. In fiscal year 2014, the Company’s financial performance was measured based on established targets for revenues and operating income. In order for a Named Executive Officer to earn an award under the 2014 Incentive Award Plan, a specific operating income target had to be met. For fiscal year 2014, the CEO’s target cash incentive award was 100% of his base salary, and the other Named Executive Officers’ target incentive awards ranged from 50% of base salary up to a maximum of 100% of base salary.

For Messrs. Steele and Skinner and Ms. Hemmeter (the “Corporate Executives”), the award target for fiscal year 2014 was based on the Company’s annual consolidated financial results, and consisted of targets for the Company’s consolidated revenues of $468.9 million and consolidated operating income of $25.6 million. For Mr. Midyett, the award target was based on Apio’s annual financial results, and consisted of targets for Apio’s revenues of $422.1 million and operating income of $24.1 million. For Mr. Hiebert, the award target was based on Lifecore’s annual financial results, and consisted of targets for Lifecore’s revenues of $46.1 million and operating income of $11.4 million.

Based on the metrics described above, the Named Executive Officers’ target incentive awards, maximum awards and actual amounts earned for fiscal year 2014 were as follows:

Named Executive Officer	Target Incentive Awards	Maximum Incentive Awards	Earned Incentive Awards
Gary T. Steele	$450,000	$450,000	—
Gregory S. Skinner	$186,000	$310,000	—
Molly A. Hemmeter	$142,500	$285,000	—
Ronald L. Midyett	$165,000	$330,000	—
Larry D. Hiebert	$130,000	$260,000	$130,110

Long-Term Incentive Compensation

Landec provides long-term incentive compensation through equity-based awards, generally in the form of stock options and restricted stock units (also referred to as “restricted stock units,” “RSUs” or “stock awards”) under a broad-based equity award program (“Equity Award Plan”). Landec’s Equity Award Plan is intended to align the interests of officers with those of the stockholders by creating an incentive for officers to maximize long-term stockholder value. The Equity Award Plan also is designed to encourage officers to remain employed with Landec despite a competitive labor market in its industry.

Awards to eligible employees, including Named Executive Officers, are generally made on an annual basis. Awards must be approved by the Committee or the Board of Directors. Awards typically take the form of stock options and RSUs, and are generally granted with a three-year vesting schedule. In general, the number of options/RSUs awarded to each executive officer is determined subjectively based on a number of factors, including an analysis of peer group data, the officer’s degree of responsibility, general level of performance, ability to affect future Company performance, salary level and recent noteworthy achievements, as well as prior years’ awards. All stock option grants have a per share exercise price equal to the fair market value of Landec Common Stock on the grant date. The Committee has not granted, nor does it intend in the future to grant, equity compensation awards to executives in anticipation of the release of material nonpublic information that is likely to result in changes to the price of Landec Common Stock, such as a significant positive or negative earnings announcement. Similarly, the Committee has not timed and does not intend to time the release of material nonpublic information based on equity award grant dates. Also, because equity compensation awards typically vest over a three-year period, the value to recipients of any immediate increase in the price of Landec’s stock following a grant will be attenuated.

The Committee regularly monitors the environment in which Landec operates and makes changes to the Equity Award Plan and the overall annual compensation paid to executives in order to help the Company meet its goals, including achieving long-term stockholder value. The Company has granted both stock options and RSUs as part of the Equity Award Plan. Landec grants stock options because they can be an effective tool for meeting Landec’s compensation goal of increasing long-term stockholder value. Employees are able to profit from stock options only if Landec’s stock price increases in value over the stock option’s exercise price. Landec believes that the options it grants provide effective incentives to option holders to achieve increases in the value of Landec’s stock. Landec grants RSUs because they provide a more predictable value to employees than stock options, and therefore are efficient tools in retaining and motivating employees, while also serving as an incentive to increase the value of Landec’s stock. RSUs also can be a more efficient means of using equity plan share reserves because fewer RSUs are needed to provide a retention and incentive value as compared to awards of stock options.

During fiscal year 2014, the Committee granted awards under the Equity Award Plan to executive officers, including our Named Executive Officers, as noted below under “Grants of Plan-Based Awards”. In making this determination, the Committee considered prior awards made to our Named Executive Officers and the value of such holdings as well as the overall compensation package paid to our executive officers for fiscal year 2014. These awards are reflected in compensation paid to our Named Executive Officers for fiscal year 2014.

Long-term Incentive Plan

On July 25, 2013, the Board of Directors approved a long-term incentive plan (“LTIP”) under which certain employees (“Participating Employees”) of the Company selected by the Committee, including the Company’s Named Executive Officers, are eligible to receive bonuses based on the Company’s aggregate operating income, excluding non-recurring events and future acquisitions (“Adjusted Operating Income”) for fiscal years 2014, 2015 and 2016. If the aggregate Adjusted Operating Income for those fiscal years meets a specified target amount, each Participating Employee will receive a bonus equal to the average of his or her annual base salary during those fiscal years or such shorter period of time as such Participating Employee was receiving a base salary (the “Target Bonus”). If the aggregate Adjusted Operating Income for fiscal years 2014, 2015 and 2016 exceeds the target amount, then a sum equal to 15% of the excess will be added to the bonus pool and distributed to the Participating Employees pro rata based on the Target Bonus payable to each of them. Each Participating Employee’s eligibility to receive the foregoing bonus will be subject to his or her continuing as an employee or director of the Company through the last day of fiscal year 2016.

Nonqualified Deferred Compensation Plan

On July 25, 2013, the Board approved the Nonqualified Deferred Compensation Plan (the “Deferral Plan”) for non-employee directors and certain participating employees, including the Named Executive Officers. The Deferral Plan is administered by a committee consisting of the Chief Executive Officer and the Chief Financial Officer of the Company or persons designated by them. The Deferral Plan allows non-employee directors to defer up to 100% of the fees earned for their service as director and allows participating employees to defer up to 50% of their base salary and up to 100% of their annual cash bonus. Any amounts deferred by a participating employee are invested on behalf of the participating employee, and any investment returns earned thereon are credited to the participating employee’s account. Investment options are determined by the committee that administers the Deferral Plan. Each participating employee may designate the investment option or options for his or her account and may change those investment options at any time.

A participating employee may elect to receive distributions from his or her account beginning in a specified payment year no sooner than three years after the calendar year to which the deferred compensation relates, to be paid in a lump sum or in annual installments not to exceed ten years, according to the participating employee’s election. This election is made at the time when the participating employee makes an election to defer compensation. The participating employee may subsequently elect to delay the year in which deferred compensation is paid, provided that such election must be made at least 12 months before the year in which payment was previously scheduled to occur, must specify a new payment year that is at least five years after the year in which payment was to be made and will not take effect for 12 months. A participating employee will also receive distributions upon the occurrence of certain events specified in Deferral Plan, including termination of employment.

The Company has the discretion, but not the obligation, to make contributions to the Deferral Plan for the benefit of the participating employees, subject to the terms and conditions of the Deferral Plan.

Retirement Benefits under the 401(k) Plan, Executive Perquisites and Generally Available Benefit Programs

Landec maintains a tax-qualified 401(k) plan (the “401(k) Plan”), which provides for broad-based employee participation. Under the 401(k) Plan, all Landec employees are eligible to receive matching contributions from Landec. The 401(k) Plan is a safe harbor plan (as defined in the Internal Revenue Code of 1986) with a safe harbor match of 100% on the first 3% of deferrals and 50% on the next 2% of each participant’s pretax contributions; and the match is calculated and paid to participants’ accounts on a payroll-by-payroll basis, subject to applicable federal limits. The 401(k) Plan does not have an associated vesting schedule. Landec also makes an annual “reconciling match” by recalculating the regular matching contribution as if it were paid on an annualized, instead of payroll-by-payroll, basis. If the annualized matching contribution would have been higher, Landec makes a contribution to the participant’s account in an amount equal to the difference between the two amounts. Other than the 401(k) Plan, Landec does not provide defined benefit pension plans or defined contribution retirement plans to its executives or other employees.

Landec also offers a number of other benefits to the Named Executive Officers pursuant to benefit programs that provide for broad-based employee participation. These benefit programs include medical, dental and vision insurance, long-term and short-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, wellness programs, educational assistance and certain other benefits.

The 401(k) Plan and other generally available benefit programs allow Landec to remain competitive with respect to employee talent, and Landec believes that the availability of the benefit programs generally enhances employee productivity and loyalty to Landec. The main objectives of Landec’s benefit programs are to give our employees access to quality healthcare, financial protection from unforeseen events, assistance in achieving retirement financial goals and enhanced health and productivity. These generally available benefits typically do not specifically factor into decisions regarding an individual executive’s total compensation or equity award package.

Compensation of Chief Executive Officer

On June 19, 2014, the Company entered into a new executive employment agreement with Mr. Steele, effective (the “Steele Agreement”) as of May 26, 2014, setting forth the terms of his employment.  The Steele Agreement expires on May 29, 2016 unless renewed or extended by both parties, and provides that Mr. Steele shall be paid an annual base salary of $500,000 (an increase to his annual base salary of $450,000 for fiscal year 2014) through the term of the Steele Agreement, and continue to participate in the annual cash incentive award plan.  Mr. Steele is also eligible for grants of equity interests under the Equity Award Plan at such times and in such amounts as determined by the Committee. See the section entitled “Employment Contracts and Potential Payments upon Termination or Change in Control” for a further discussion of the terms of the Steele Agreement.

In making decisions with respect to Mr. Steele’s salary, target bonus and equity compensation grant, the Committee relied on the peer group data described above and gave considerable weight to the Chief Executive Officer’s significant and direct influence over Landec’s overall performance. The Committee also considered the overall compensation policies discussed above.

As discussed above under “Annual Cash Incentive Award Plan,” Landec’s actual financial performance for fiscal year 2014 did not result in an incentive award payment to Mr. Steele under the 2014 Incentive Award Plan. As noted below under “Grants of Plan-Based Awards”, during fiscal year 2014, the Committee granted Mr. Steele an option to purchase 45,000 shares of Common Stock and 15,000 RSUs. Mr. Steele’s total compensation for fiscal year 2014 was below the 50th percentile of companies described above under “Peer Group.”

Compensation of Other Named Executive Officers

On December 7, 2012, the Company entered into an executive employment agreement with Mr. Skinner (the “Skinner Agreement”), effective as of January 1, 2013, setting forth the terms of his employment.  The Skinner Agreement expires on December 31, 2015 unless renewed or extended by both parties, and provides that Mr. Skinner shall be paid an annual base salary of $310,000 through the term of the Skinner Agreement (unless modified by the Compensation Committee), and continue to participate in the annual cash incentive award plan.  Mr. Skinner is also eligible for grants of equity interests under the Equity Award Plan at such times and in such amounts as determined by the Committee. See the section entitled “Employment Contracts and Potential Payments upon Termination or Change in Control” for a further discussion of the terms of the Skinner Agreement.

In making decisions with respect to base salary for Named Executive Officers other than the CEO, the Committee reviews peer group data as described above and takes into account the date of the most recent adjustment in the base pay of each Named Executive Officer.

As indicated above under “Annual Cash Incentive Award Plan,” only Mr. Hiebert, the President of Lifecore, received a cash award under the 2014 Incentive Award Plan as a result of the financial performance of Lifecore, which exceeded the target approved by the Committee at the beginning of fiscal year 2014. As noted below under “Grants of Plan-Based Awards”, the Committee granted equity awards to the Named Executive Officers under the Equity Award Plan in fiscal year 2014. The total compensation received by each Named Executive Officer during fiscal year 2014 was below the 50th percentile for his or her peer group as described above under “Peer Group.”

Say on Pay Voting Results

At the 2013 annual meeting of stockholders, the Company asked stockholders for a non-binding advisory vote to approve the compensation of the Named Executive Officers as disclosed in the 2013 proxy statement. The holders of 98.4% of the shares present and voting at the 2013 annual meeting of stockholders voted for approval of the compensation of our Named Executive Officers. The Company is pleased with this result and believes that stockholders confirmed our executive compensation philosophy, policies and programs. The Committee took these results into account by continuing to emphasize our pay-for-performance philosophy by utilizing performance measures that provide incentives to deliver value to our stockholders.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to a company’s executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if specified requirements are met. The Committee reviews the potential effect of Section 162(m) periodically and may seek to structure the long-term incentive compensation granted to Named Executive Officers in a manner that is intended to avoid disallowance of deductions under Section 162(m). Nevertheless, there can be no assurance that compensation attributable to long-term incentive awards will be treated as qualified performance-based compensation under Section 162(m). In addition, the Committee reserves the right to authorize compensation payments that may be in excess of the limit when the Committee believes such payments are appropriate and in the best interest of Landec and its stockholders, after taking into consideration changing business conditions and the performance of its employees.

Compensation Committee Interlocks and Insider Participation

The Committee is composed of Mr. Hollis (Chairman), Mr. Frank, Mr. Tobin and Dr. Sohn. During fiscal year 2014, none of the Company’s executive officers served on the board of directors of any entities whose directors or officers serve on the Committee. None of the Committee’s current or former members has at any time been an officer or employee of Landec. None of Landec’s executive officers currently serve, or in the past fiscal year have served, as members of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on Landec’s Board of Directors or the Committee.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Landec specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis for fiscal year 2014. Based on the review and discussions, the Committee recommended to the Board of Directors, and the Board of Directors has approved, that the Compensation Discussion and Analysis be included in Landec’s Proxy Statement for its 2014 Annual Meeting of Stockholders and incorporated into our Annual Report on Form 10-K for the fiscal year ended May 25, 2014.

This report is submitted by the Committee.

Dean Hollis (Chairman)

Frederick Frank

Robert Tobin

Catherine A. Sohn

Summary Compensation

The following table shows compensation information for fiscal years 2014, 2013 and 2012 for the Named Executive Officers.

Summary Compensation Table

Name and Principal Position	Year	Salary ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)
Gary T. Steele	2014	450,000	214,500	198,397	—	13,948	876,845
President and Chief Executive Officer	2013	450,000	—	—	—	13,882	463,882
and Chairman of the Board	2012	450,000	—	—	395,935	21,297	867,232

Gregory S. Skinner	2014	310,000	143,000	132,265	—	11,160	596,425
Chief Financial Officer and V.P. of	2013	310,000	—	—	—	10,873	320,873
Finance and Administration	2012	310,000	—	—	171,503	12,254	493,757

Molly A. Hemmeter.	2014	285,000	143,000	132,265	—	11,160	571,425
Chief Operating Officer	2013	285,000	—	—	—	8,786	293,786
	2012	285,000	—	—	151,234	10,760	446,994

Ronald L Midyett	2014	330,000	143,000	132,265	—	26,668	631,933
President and Chief Executive Officer	2013	300,000	—	—	—	27,294	327,294
of Apio, Inc.	2012	300,000	—	—	157,200	26,183	483,683
Vice President of Landec

Larry D. Hiebert (6)	2014	259,231	85,800	79,359	130,110	22,872	577,372
President of Lifecore Biomedical, Inc.
Vice President of Landec

(1) (2)

Includes amounts (if any) deferred at the election of the Named Executive Officer pursuant to the Deferral Plan.

Amounts shown do not reflect compensation actually received by the Named Executive Officer. Instead, the amounts shown are the compensation costs recognized by Landec in fiscal year 2014 for RSU awards as determined pursuant to ASC 718. These compensation costs reflect RSU awards granted in fiscal year 2014. The assumptions used to calculate the value of the RSU awards are set forth under Note 1 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended May 25, 2014. In accordance with SEC rules, these amounts exclude estimates of forfeitures in the case of awards with service-based vesting conditions.

(3)

Amounts shown do not reflect compensation actually received by the Named Executive Officer. Instead, the amounts shown are the compensation costs recognized by Landec in fiscal year 2014 for stock option awards as determined pursuant to ASC 718. The assumptions used to calculate the value of stock option awards are set forth under Note 1 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended May 25, 2014. In accordance with SEC rules, these amounts exclude estimates of forfeitures in the case of awards with service-based vesting conditions.

(4)	Amounts consist of bonuses earned for exceeding financial performance targets in fiscal year 2014 under the 2014 Incentive Award Plan, and in fiscal year 2012 under the 2012 Incentive Award Plan.

(5)

Amounts consist of Company-paid life insurance and an employer 401(k) match for all Named Executive Officers. The amount shown for Mr. Steele also includes Company-paid disability insurance for which Mr. Steele is the beneficiary and a 20-year service award amounting to $7,468 in fiscal year 2012. The amount shown for Mr. Hiebert also includes Company-paid disability insurance for which Mr. Heibert is the beneficiary. For Mr. Midyett, the amount shown includes an annual car allowance of $15,000.

(6)	Mr. Hiebert became President of Lifecore and a Vice President of the Company on June 1, 2013.

Grants of Plan-Based Awards

The following table shows all plan-based awards granted to the Named Executive Officers during fiscal year 2014. The option awards and the unvested portion of the stock awards identified in the table below are also reported in the “Outstanding Equity Awards at Fiscal 2014 Year-End” table on the following page.

Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($)(2)

Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Gary T. Steele		0	450,000	450,000	—	—	—	—
	06/07/2013				—	45,000	14.30	198,397
	06/07/2013				15,000	—	—	214,500

Gregory S. Skinner		0	186,000	310,000	—	—	—	—
	06/07/2013				—	30,000	14.30	132,265
	06/07/2013				10,000	—	—	143,000

Molly A. Hemmeter		0	142,500	285,000	—	—	—	—
	06/07/2013				—	30,000	14.30	132,265
	06/07/2013				10,000	—	—	143,000

Ronald L. Midyett		0	165,000	330,000	—	—	—	—
	06/07/2013				—	30,000	14.30	132,265
	06/07/2013				10,000	—	—	143,000

Larry D. Hiebert		0	130,000	260,000	—	—	—	—
	06/07/2013				—	18,000	14.30	79,359
	06/07/2013				6,000	—	—	85,800

(1)

Amounts shown are estimated payouts for fiscal year 2014 to the Named Executive Officers under the 2014 Incentive Award Plan. The target amount is based on a percentage of the individual’s fiscal year 2014 base salary. The maximum amount shown is equal to the individual’s base salary for the Named Executives. Only Mr. Hiebert received a cash incentive award for fiscal year 2014. For more information on these awards, including the amount actually paid, see “Compensation Discussion and Analysis-Annual Cash Incentive Award Plan.”

(2)

The value of a stock award or option award is based on the fair value as of the grant date of such award determined pursuant to ASC 718. Stock awards consist only of RSUs. The exercise price for all options granted to the Named Executive Officers is 100% of the fair market value of the shares of Landec Common Stock on the grant date. The option exercise price has not been deducted from the amounts indicated above. Regardless of the value placed on a stock option on the grant date, the actual value of the option will depend on the market value of Landec Common Stock at such date in the future when the option is exercised. The value of the option following this exercise does not include the option exercise price. The options vest at the rate of 1/36th per month and are fully vested three years after the date of grant. RSUs vest on the third anniversary of the date of grant.

Equity Awards

The following table shows all outstanding equity awards held by the Named Executive Officers at the end of fiscal year 2014. The awards for fiscal year 2014 identified in the table below are also reported in the “Grants of Plan-Based Awards” table on the previous page.

Outstanding Equity Awards at Fiscal 2014 Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares Or Units of Stock That Have Not Vested ($) (3)
Gary T. Steele	13,750	31,250	14.30	06/07/2020	15,000	180,150
	75,000	—	5.63	05/26/2017	—	—
	37,500	—	6.22	05/21/2016	—	—

Gregory S. Skinner	9,165	20,835	14.30	06//07/2020	10,000	120,100
	75,000	—	5.63	05/26/2017	—	—
	22,500	—	6.22	05/21/2016	—	—
	22,000	—	7.50	09/30/2014	—	—

Molly A. Hemmeter	9,165	20,835	14.30	06//07/2020	10,000	120,100
	37,500	—	5.63	05/26/2017	—	—
	37,500	—	6.47	06/22/2016

Ronald L. Midyett	9,165	20,835	14.30	06//07/2020	10,000	120,100
	67,000	—	6.19	05/28/2017		—
	52,500	—	6.22	05/21/2016	—	—

Larry D. Hiebert	5,500	12,500	14.30	06//07/2020	6,000	72,060
	2,500		5.63	05/26/2017

(1)	All options vest at the rate of 1/36 per month over a three-year period from date of grant.

(2)	The RSUs vest on the third anniversary of the date of grant.

(3)	Value is based on the closing price of the Company’s Common Stock of $12.01 on May 25, 2014 as reported on the Nasdaq Global Select Market.

Option Exercises and Stock Vested

The following table shows all stock options exercised and the value realized upon exercise and the number of stock awards vested and the value realized upon vesting by the Named Executive Officers during fiscal year 2014.

Option Exercises and Stock Vested For Fiscal 2014

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of shares withheld to cover exercise price & taxes (#) (2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)	Number of shares withheld to cover taxes (#) (2)
Gary T. Steele	50,000	230,650	—	—	—	—
	50,000	223,480	—	—	—	—

Gregory S. Skinner	—	—	—	—	—	—

Molly A. Hemmeter	—	—	—	—	—	—

Ronald L. Midyett	—	—	—	22,333	316,905	8,072

Larry D. Hiebert	—	—	—	—	—	—

(1)

The value realized equals the difference between the option exercise price and the fair market value of Landec Common Stock on the date of exercise, multiplied by the number of shares for which the option was exercised.

(2)	Indicates shares withheld at the election of the Named Executive Officer to cover the exercise price and/or the taxes owed on the exercise of the option or the vesting of the stock award.

Nonqualified Deferred Compensation

The following table shows all compensation deferred by the Named Executive Officers, and earnings on such deferred compensation, under the Deferral Plan during fiscal year 2014:

NONQUALIFED DEFERRED COMPENSATION

Name	Executive Contributions in Fiscal Year 2014 ($)(1)	Registrant Contributions in Fiscal Year 2014 ($)	Aggregate Earnings in Fiscal Year 2014 ($)(2)	Aggregate Withdrawals in Fiscal Year 2014 ($)	Aggregate Balance at End of Fiscal Year 2014 ($)
Gary T. Steele	—	—	—	—	—
Gregory S. Skinner	—	—	—	—	—
Molly A. Hemmeter	73,990	—	3,545	—	77,535
Ronald L. Midyett	—	—	—	—	—
Larry D. Hiebert	—	—	—	—	—

(1)	Contributions reported in this column are reported as compensation in the Salary column of the Summary Compensation Table.

(2)	Amounts reported in this column represent the aggregate earnings accrued and credited to a Named Executive Officer’s account during fiscal year 2014.

 Employment Contracts and Potential Payments upon Termination or Change in Control

Employment Contracts

On June 19, 2014, the Company entered into a new executive employment agreement with Mr. Steele, (the “Steele Agreement”) effective as of May 26, 2014, setting forth the terms of his employment. The Steele Agreement expires on May 29, 2016 unless renewed or extended by both parties, and provides that Mr. Steele shall be paid an annual base salary of $500,000 through the term of the Steele Agreement, and continue to participate in the annual cash incentive award plan. Mr. Steele is also eligible for grants of equity interests under the Equity Award Plan at such times and in such amounts as determined by the Compensation Committee.

The Steele Agreement provides that upon Mr. Steele’s death or disability, the Company shall pay Mr. Steele or his estate his unpaid base salary and the pro rata portion of his annual cash incentive award through the date of termination.

Mr. Steele agreed, as part of the Steele Agreement, not to solicit, induce, recruit, encourage or take away employees or consultants of the Company for a period of two years following his termination. In addition, Mr. Steele agreed not to solicit any licensor to or customer of the Company for a period of two years following his termination.

On December 7, 2012, the Company entered into a new executive employment agreement with Mr. Skinner (the “Skinner Agreement”), effective as of January 1, 2013, setting forth the terms of his employment. The Skinner Agreement expires on December 31, 2015 unless renewed or extended by both parties, and provides that Mr. Skinner shall be paid an annual base salary of $310,000 through the term of the Skinner Agreement (unless modified by the Compensation Committee), and continue to participate in the annual cash incentive award plan.  Mr. Skinner is also eligible for grants of equity interests under the Equity Award Plan at such times and in such amounts as determined by the Committee.

Mr. Skinner agreed, as part of the Skinner Agreement, not to solicit, induce, recruit, encourage or take away employees or consultants of the Company for a period of two years following his termination.  In addition, Mr. Skinner agreed not to solicit any licensor to or customer of the Company for a period of two years following his termination.

Potential Payments upon Termination or Change in Control

If Mr. Steele is terminated without cause or if he terminates his employment for good reason (generally, any relocation of Mr. Steele’s place of employment, reduction in salary, reduction in his target bonus amount or material reduction of his duties or authority), Mr. Steele will receive a severance payment equal to 100% of his annual base salary over a twelve month period, a pro-rated portion of any annual cash incentive award to which he is entitled and a one-year acceleration of his unvested stock options and other equity awards, and the Company will pay or reimburse Mr. Steele for the monthly Medicare premiums for Mr. Steele (and his spouse) for the remainder of their lives or at such earlier time as Mr. Steele receives substantially equivalent health insurance coverage in connection with new employment. In addition, the Steele Agreement provides that if Mr. Steele is terminated without cause or terminates his employment for good reason within two (2) years following a “change of control,” Mr. Steele will receive a severance payment equal to 150% of his annual base salary over a twelve month period, a pro-rated portion of any annual cash incentive award to which he is entitled and the Company will pay or reimburse Mr. Steele for the monthly Medicare premiums for Mr. Steele (and his spouse) for the remainder of their lives or until such earlier time as Mr. Steele receives substantially equivalent health insurance coverage in connection with new employment. In the event of a “change of control,” all of Mr. Steele’s unvested stock options and other equity awards shall immediately vest and become exercisable.

The Steele Agreement provides that if Mr. Steele retires, the Company will pay or reimburse Mr. Steele for the monthly premiums for Medicare for the remainder of the lives of Mr. Steele and his spouse; provided that this benefit shall cease to be available at such time as Mr. Steele commences receiving substantially equivalent health insurance coverage in connection with new employment.

If Mr. Skinner is terminated without cause or if he terminates his employment for good reason (generally, any relocation of Mr. Skinner’s place of employment, reduction in salary, reduction in his target bonus amount or material reduction of his duties or authority), Mr. Skinner will receive a severance payment equal to 100% of his annual base salary over a twelve month period, a pro-rated portion of any annual cash incentive award to which he is entitled and a one-year acceleration of his unvested stock options and other equity awards, and the Company will pay the monthly premiums for health insurance coverage for Mr. Skinner (and his spouse and eligible dependents) for the maximum period permitted under COBRA or at such earlier time as Mr. Skinner receives substantially equivalent health insurance coverage in connection with new employment. In addition, the Skinner Agreement provides that if Mr. Skinner is terminated without cause or terminates his employment for good reason within two (2) years following a “change of control,” Mr. Skinner will receive a severance payment equal to 150% of his annual base salary over a twelve month period and a pro-rated portion of any annual cash incentive award to which he is entitled and the Company will pay the monthly premiums for health insurance coverage for Mr. Skinner (and his spouse and eligible dependents) for the maximum period permitted under COBRA or at such earlier time as Mr. Skinner receives substantially equivalent health insurance coverage in connection with new employment. In the event of a “change of control,” all of Mr. Skinner’s unvested stock options and other equity awards shall immediately vest and become exercisable.

If Mr. Steele’s or Mr. Skinner’s employment with the Company had been terminated without cause or for good reason not in connection with a change of control of the Company on May 25, 2014, the last day of Landec’s fiscal year 2014, Mr. Steele and Mr. Skinner would have received the following severance benefits under the Steele Agreement and Skinner Agreement, respectively:

Name	Base Salary (1)	Bonus Payment	Accelerated Vesting of Options	Accelerated Vesting of RSUs (2)	Post- Termination Health Insurance Premiums		Total
Gary T. Steele	$450,000	$—	$—	$180,150	$167,537	(3)	$797,687
Gregory S. Skinner	$310,000	$—	$—	$120,100	$25,273	(4)	$455,373

(1)	Reflects potential payments based on salaries as of May 25, 2014.

(2)	The dollar value of RSUs was calculated using the last reported stock price for fiscal 2014 ($12.01).

(3)

Represents the maximum amount of Medicare premiums that would have been paid by the Company on behalf of Mr. Steele and his spouse, assuming life expectancy as estimated in the Actuarial Life Tables compiled by the Social Security Administration.

(4)	Represents the maximum amount of premiums that would have been paid under COBRA on behalf of Mr. Skinner

If Mr. Steele’s or Mr. Skinner’s employment with the Company had been terminated without cause or for good reason in connection with a change of control of the Company on May 25, 2014, the last day of Landec’s fiscal year 2014, Mr. Steele and Mr. Skinner would have received the severance benefits under the Steele Agreement and Skinner Agreement set forth above, except that amounts received for base salary would have been $675,000 and $465,000 for Mr. Steele and Mr. Skinner, respectively, and therefore total compensation would have been $1,022,687 and $610,373 for Mr. Steele and Mr. Skinner, respectively.

Policies and Procedures with Respect to Related Party Transactions

The Audit Committee, all of whose members are independent directors, reviews and approves in advance all related party transactions (other than compensation transactions). In reviewing related party transactions, the Audit Committee takes into account factors it deems appropriate, such as whether the related party transaction is on terms no less favorable than terms generally available to an unrelated third party under the same or similar conditions and the extent of the related party’s interest in the transaction. To identify related party transactions, each year we require our executive officers and directors to complete a questionnaire identifying any transactions between the Company and the respective executive officer or director and their family members. Additionally, under the Company’s Code of Ethics, directors, officers and all other employees and consultants are expected to avoid any relationship, influence or activity that would cause or even appear to cause a conflict of interest.

Certain Relationships and Related Transactions

Apio sells products to and earns license fees from Windset Holdings 2010 Ltd., a Canadian corporation (“Windset”). Apio holds a 26.9% equity interest in Windset. During fiscal year 2014, Apio recognized $365,000 of revenues from Windset.

Additionally, unrelated to the revenue transactions above, Apio purchases produce from Windset for sale to third parties. During fiscal year 2014, Apio purchased $1.6 million of produce from Windset.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and holders of more than ten percent of the Company’s Common Stock are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely upon review of the copies of such reports filed with the SEC and written representations that no other reports were required, during the fiscal year ended May 25, 2014 all Section 16(a) filing requirements applicable to the Company’s officers, directors and holders of more than ten percent of the Company’s Common Stock were satisfied.

OTHER MATTERS

The Board of Directors knows of no other matters to be submitted to the stockholders at the annual meeting. If any other matters properly come before the meeting, then the persons named in the enclosed form of proxy will vote the shares they represent in such manner as the Board of Directors may recommend.

It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope or vote their shares by telephone or via the Internet.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Geoffrey P. Leonard

GEOFFREY P. LEONARD
SECRETARY

Menlo Park, California

September 8, 2014

LANDEC

C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS
P.O. BOX 1342
BRENTWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Landec Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Landec Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M77783-P55233 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

LANDEC CORPORATION

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). The Board of Directors recommends a vote FOR all nominees for directors, and FOR Proposals 2 and 3.

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees:

01) Gary T. Steele
02) Frederick Frank
03) Steven Goldby
04) Catherine A. Sohn

	For	Against	Abstain
2. Ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending May 31, 2015.	☐	☐	☐
3. Advisory vote to approve named executive officer compensation.	☐	☐	☐

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE. Please sign exactly as name appears hereon. Where shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholders' Meeting to be held on October 9, 2014:
The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

M77784-P55233

2014 ANNUAL MEETING OF STOCKHOLDERS

The undersigned stockholder of Landec Corporation, a Delaware corporation, hereby acknowledges receipt of the Proxy Statement and Notice of Annual Meeting of Stockholders to be held on October 9, 2014, and hereby appoints Gary T. Steele and Gregory S. Skinner, and each of them, with full power of substitution, as proxies and attorneys-in-fact, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Landec Corporation to be held on October 9, 2014, at 1:30 p.m. local time, at Seaport Conference Center, 459 Seaport Court, Redwood City, CA 94063, and at any adjournment or postponement thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE ELECTION OF ALL THE NOMINEES FOR DIRECTOR IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3 AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE SIDE